Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-281084) and S-8 (Nos. 333-281106, 333-286815, and 333-295849) of QXO, Inc. of our report dated February 26, 2026 relating to the financial statements of TopBuild Corp., which is incorporated by reference in this Current Report on Form 8-K.

/s/ PricewaterhouseCoopers LLP
Tampa, Florida
May 15, 2026